UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 28, 2013 (May 21, 2013)

FLOWERS FOODS, INC.

(Exact name of registrant as specified in its charter)

Georgia	1-16247	58-2582379
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1919 Flowers Circle, Thomasville, GA	31757
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (229) 226-9110

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2013, Flowers Foods, Inc. (the “Company”) filed a Current Report on Form 8-K to report the election by the Company’s board of directors of George E. Deese as executive chairman of the board and Allen L. Shiver as president and chief executive officer, both effective May 22, 2013, the date of the Company’s annual shareholders’ meeting. On May 21, 2013, the compensation committee of the board of directors approved the changes described below to the compensation of Messrs. Deese and Shiver.

Effective June 2, 2013, Mr. Deese will receive an annual base salary of $700,000 in his position as executive chairman. Mr. Deese’s target bonus percentage under the Company’s Annual Executive Bonus Plan (the “Bonus Plan”) will remain at 100% of his base salary. Also effective June 2, 2013, Mr. Shiver will receive an annual base salary of $780,000 in his position as president and chief executive officer. Mr. Shiver’s target bonus percentage under the Bonus Plan will increase to 100% of base salary and his actual bonus will be prorated for fiscal 2013. In addition, Mr. Shiver will be granted an award of $1.3 million of restricted stock under the Company’s 2001 Equity and Performance Incentive Plan. This award of restricted stock will vest 100% on the fourth anniversary of the date of grant provided that Mr. Shiver remains employed by the Company during this period, and the value of the restricted stock at vesting may not exceed 0.5% of the Company’s cumulative EBITDA (earnings before interest, taxes, depreciation and amortization) over the performance period. If Mr. Shiver dies or becomes disabled, the restricted stock award will vest immediately at the target level. Dividends will accrue on the restricted stock and will be paid to Mr. Shiver on the vesting date on all shares that vest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLOWERS FOODS, INC.

By:	/s/ R. Steve Kinsey
Name: R. Steve Kinsey Title: Executive Vice President and Chief Financial Officer

Date: May 28, 2013